Exhibit 5.1

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370 Seventeenth Street
Republic Plaza, Suite 4800
Denver, Colorado 80202-5698
Telephone: 303/825-0800
Berenbaum, Weinshienk & Eason P. C. Attorneys at Law                                                                                                               Facsimile: 303/629-7610

February 20, 2007

Board of Directors Host America Corporation Two Broadway Hamden, Connecticut 06518

Ladies and Gentlemen:

This opinion is delivered in connection with a Registration Statement on Form S-1, (the “Registration Statement”) of Host America Corporation, a Colorado corporation (the “Company”), relating to the registration of 372,000 shares of common stock, $0.001 par value (“Common Stock”), that will be issued upon the exercise of 372,000 warrants to purchase common stock (“Warrants”) that may be sold by the Selling Shareholder listed in the Registration Statement. As counsel for the Company, we advise you as follows:

In connection with rendering this opinion, we have examined or are familiar with the Articles of Incorporation of the Company, as amended, the Bylaws of the Company, corporate proceedings with respect to the issuance of the Warrants, and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the aforesaid records, certificates and documents.

Subject to the foregoing and the additional qualifications, limitations and additional assumptions set forth below, we are of the opinion that:

1.	The Company is a corporation duly organized and legally existing under the laws of the State of Colorado and is in good standing under said laws.

2.	The Board of Directors of the Company have duly authorized the issuance of the Warrants and the shares to be issued upon the exercise of the Warrants.

3.	When issued by the Company in accordance with the terms of the Warrants, the Common Stock will be validly issued, fully paid and nonassessable.

Berenbaum, Weinshienk & Eason P. C.

Host America Corporation
February 20, 2007

The foregoing opinion is limited to the matters expressly set forth herein and no opinion may be implied or inferred beyond the matters expressly stated. We disclaim any obligation to update this letter for events occurring after the date of this letter, or as a result of knowledge acquired by us after that date, including changes in any of the statutory or decisional law after the date of this letter. We are members of the bar of the State of Colorado. We express no opinion as to the effect and application of any United States federal law, rule or regulation or any securities or blue-sky laws of any state, including the State of Colorado. We are not opining on, and assume no responsibility as to, the applicability to or the effect on any of the matters covered herein of the laws of any other jurisdiction, other than the laws of Colorado as presently in effect.

We hereby consent:

1.	To being named in the Registration Statement and in any amendments thereto as counsel for the Company;

2.	To the statements with reference to our firm made in the Registration Statement and the Registration Statement of the Company on Form S-1; and

3.	To the filing of this opinion as an exhibit to the Registration Statement.

In giving the foregoing consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Sincerely,

BERENBAUM, WEINSHIENK & EASON, P.C.

By: /s/ JOHN B. WILLS John B. Wills